SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

                               DRYCLEAN USA, Inc.
                               ------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FOLLOWING LETTER, WHICH IS TO ACCOMPANY A DIVIDEND PAYABLE BY THE COMPANY ON
OCTOBER 31, 2003, MAY BE DEEMED TO BE DEFINITIVE ADDITIONAL PROXY SOLICITATION MATERIALS.


October 31, 2003

Dear Shareholder:

It gives me great pleasure to enclose the $.05 per share annual dividend declared by the Board of Directors on September 26, 2003, that is payable to shareholders of record on October 17, 2003.

This dividend, which is our first in many years, reflects the strong financial position of the Company and the Board's desire to disburse extra cash to its shareholders, especially in light of the favorable new tax rate. Our strong cash position also enabled us to prepay our bank loan and become debt free.

As always, we wish to thank you, our shareholders, for your commitment and your continued faith in our Company.

Sincerely,

DRYCLEAN USA, Inc.



Michael Steiner
President

This letter contains certain information that is subject to a number of known and unknown risks and uncertainties that may cause actual results and trends to differ materially from those expressed or implied by the forward-looking statements. Information concerning such factors are discussed in Company reports filed with the Securities and Exchange Commission.